Contacts:
Investor Relations:
Meredith Burns
ir@cimpress.com
+1.781.652.6480
Media Relations:
Sara Litwiller
mediarelations@cimpress.com

Cimpress Announces Offering of $525 Million of Senior Notes Due 2032

Dundalk, Ireland, September 11, 2024 -- Cimpress plc (Nasdaq: CMPR) today announced it has commenced, subject to market conditions, a private offering (the “Offering”) of $525.0 million in aggregate principal amount of senior notes due 2032 (the "notes").

Concurrently with the consummation of the Offering, we intend to amend our existing credit agreement to, among other things, extend the maturity of our revolving credit facility and amend the interest rate applicable to any loans under our revolving credit facility (the “Credit Agreement Amendment”).

We intend to use the net proceeds of this offering, together with cash on hand, to fund the redemption of all of our existing 7.0% Senior Notes due 2026 and to pay all related fees and expenses related to the Offering and the Credit Agreement Amendment. The transaction is expected to be leverage neutral other than covering the full amount of transaction fees. The consummation of the Offering is not contingent upon the closing of the Credit Agreement Amendment and the closing of the Credit Agreement Amendment is not contingent upon the consummation of the Offering.

The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act, and other applicable securities laws. Within the United States, the notes will only be offered to persons who are reasonably believed to be “qualified institutional buyers,” as defined in Rule 144A under the Securities Act. Outside the United States, the notes will only be offered to persons other than “U.S. persons,” as defined in Rule 902 under the Securities Act, in offshore transactions in reliance upon Regulation S under the Securities Act.

This press release is neither an offer to sell nor the solicitation of an offer to buy the notes or any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, the Offering, the Credit Agreement Amendment and the intended use of proceeds of the Offering. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including market conditions and the risks and uncertainties referenced from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

About Cimpress
Cimpress plc (Nasdaq: CMPR) invests in and builds customer-focused, entrepreneurial, print mass-customization businesses for the long term. Mass customization is a competitive strategy which seeks to produce goods and services to meet individual customer needs with near mass production efficiency. Cimpress businesses include BuildASign, Drukwerkdeal, Exaprint, National Pen, Packstyle, Pixartprinting, Printi, VistaPrint, and WIRmachenDRUCK.

Cimpress and the Cimpress logo are trademarks of Cimpress plc or its subsidiaries. All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.